Exhibit 15.1
Consent of Accountants for Interim Financial Statements

MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

LETTER ON UNAUDITED INTERIM FINANCIAL INFORMATION

In accordance with standards established by the Public Company Accounting Oversight Board, we have made a limited review of the consolidated financial statements of Labwire, Inc. as of September 30, 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for the three-month and nine-month periods ended September 30, 2008 and 2007 (the “Report”) presented in the Labwire, Inc. Form 10/A to Form 10-SB, Amendment No. 1 (the “Registration”).

We are aware of the use of the Report in the Registration Statement and hereby consent to the filing of this Letter as Exhibit 15.1 to the Registration Statement.

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
December 16, 2008